Dryden California Municipal Fund
For the annual period ended 8/31/06
File number 811-04024

SUB-ITEM 77D
Policies With Respect to Security Investment

California Income Series and California Series of Dryden California Municipal Fund

Dryden National Municipals Fund, Inc.

Florida Series, New Jersey Series, New York Series, and Pennsylvania Series of Dryden Municipal Series Fund

Dryden International Equity Fund and Jennison Global Growth Fund of Prudential World Fund, Inc.

Supplement dated June 9, 2006

Proposed Reorganizations

The Boards of Trustees of Dryden California Municipal Fund and
Dryden Municipal Series Fund and the Boards of Directors of Dryden National Municipals Fund, Inc. and Prudential World Fund, Inc. recently approved: (i) the California Reorganization (as described below); (ii) each of the National Reorganizations (as described below); and (iii) the International Reorganization (as described below).

California Reorganization
Target Fund
Acquiring Fund
California Series of
Dryden California Municipal Fund
California Income Series of
Dryden California Municipal Fund

National ReorganizationS
Target Funds
Acquiring Fund
Florida Series of Dryden Municipal Series Fund
New Jersey Series of Dryden Municipal Series Fund
New York Series of Dryden Municipal Series Fund
Pennsylvania Series of Dryden Municipal Series Fund
Dryden National Fund Municipals Fund, Inc.


INTERNational Reorganization
Target Fund
Acquiring Fund
Jennison Global Growth Fund of
Prudential World Fund, Inc.
Dryden International Equity Fund of
Prudential World Fund, Inc.




Pursuant to these proposals, the assets and liabilities of each Target Fund would be exchanged for shares of the corresponding Acquiring
Fund. The Acquiring Fund shares to be received by Target Fund shareholders in a reorganization will be equal in value, will be of the same class, and will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Target Fund shares held by such shareholders immediately prior to the reorganization.

Each reorganization transaction is subject to approval by the shareholders of the relevant Target Fund. It is anticipated that proxy statements/prospectuses relating to the transactions will be mailed to Acquired Fund shareholders on or about August 2006 and that the special meetings of Target Fund shareholders will be held on or about October 2006. Shareholder approval of any one reorganization is not contingent upon shareholder approval of any other reorganization.

Under the terms of the proposals, shareholders of a Target Fund would become shareholders of the corresponding Acquiring Fund. No sales charges would be imposed in connection with the proposed transfer.
The Acquiring Funds and the Target Funds anticipate obtaining opinions of special tax counsel that the transactions will not result in any adverse federal income tax consequences to any Acquiring Fund, any Target Fund, or their respective shareholders.

LR0052